Exhibit 10.2

SIXTH AMENDMENT TO AND PARTIAL TERMINATION OF LEASE AGREEMENT
THIS SIXTH AMENDMENT TO AND PARTIAL TERMINATION OF LEASE AGREEMENT (this “Agreement”) is entered into as of this 2nd day of August, 2018 (“Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord”) and MOMENTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of February 5, 2013 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 21, 2013, as further amended by that certain Second Amendment to Lease dated as of May 24, 2013, as further amended by that certain Third Amendment to Lease dated as of December 30, 2015, as further amended by that certain Fourth Amendment to Lease dated as of July 24, 2017 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Lease dated as of April 24, 2018 and as further amended by that certain Letter Agreement re: TI Allowance dated November 15, 2017 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), with respect to certain premises (the “Premises”) including, inter alia, 52,252 square feet of Rentable Area (the “Binney Premises”) on the fourth (4th) floor of the building at 301 Binney Street in Cambridge, Massachusetts (the “Binney Building”); and
B.WHEREAS, Landlord and Tenant desire to terminate the Existing Lease with respect to the Binney Premises in accordance with the following provisions.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.    Definitions. For purposes of this Agreement, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Agreement, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Agreement.
2.    Binney Premises Surrender Date. Notwithstanding anything in the Existing Lease to the contrary, Tenant shall surrender the Binney Premises to Landlord in broom clean condition, free of personal property and otherwise in the condition required under the Lease no later than the date that is one (1) Business Day after the Execution Date (such date, the “Surrender Date”); provided, however, it is understood and agreed that Section 26.1 of the Existing Lease shall not apply with respect to the Binney Premises and that Tenant is not required to remove any workstations pursuant to Section 5.7 of the Fourth Amendment. At least ten (10) days prior to the Surrender Date, Tenant shall conduct a site inspection with Landlord. Tenant’s failure to surrender the Binney

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Premises on or before the Surrender Date will result in Tenant being in holdover and subject to the terms and conditions of Article 27 of the Existing Lease.
3.    Binney Premises Termination Fee. The termination fee with respect to the Binney Premises is Zero Dollars ($0.00).
4.    Partial Lease Termination. Provided that Tenant has fully satisfied all of its obligations set forth in Section 2 of this Agreement (“Surrender Obligations”), then the Lease shall terminate with respect to the Binney Premises effective as of 11:59 p.m. Eastern time on the Surrender Date (“Partial Lease Termination”). As of the Partial Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect solely with respect to the Binney Premises, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease, but the Lease shall remain in full force and effect with respect to the balance of the Premises.
5.    Adjusted Bent Premises Base Rent. Notwithstanding anything in the Existing Lease to the contrary, commencing on September 1, 2018, Base Rent for the Bent Premises shall be as follows:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
9/1/2018- 8/31/2019	104,678	$84.00	$732,746.01	$8,792,952.00
9/1/2019- 8/31/2020	104,678	$86.52	$754,728.39	$9,056,740.56
9/1/2020- 8/31/2021	104,678	$89.12	$777,408.61	$9,328,903.36
9/1/2021- 8/31/2022	104,678	$91.79	$800,699.47	$9,608,393.62
9/1/2022- 8/31/2023	104,678	$94.54	$824,688.18	$9,896,258.12
9/1/2023- 8/31/2024	104,678	$97.38	$849,461.97	$10,193,543.64
9/1/2024- 8/31/2025	104,678	$100.30	$874,933.62	$10,499,203.40
9/1/2025- 8/31/2026	104,678	$103.31	$901,190.35	$10,814,284.18
9/1/2026- 2/28/2027	104,678	$106.41	$928,232.18	$11,138,785.98

6.    Notwithstanding anything in this Agreement or the Existing Lease to the contrary, the Property Management Fee payable for the Bent Premises shall continue to be calculated as specified in Section 22 of the Fourth Amendment.

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7.    Binney TI Allowance. Tenant hereby represents and warrants to Landlord that prior to the Execution Date, Tenant has not utilized any portion of the Binney TI Allowance and has not submitted (nor will submit) any Fund Request in connection with the Binney TI Allowance. Tenant acknowledges and agrees that Tenant shall have no right to utilize the Binney TI Allowance and no right to submit Fund Requests for disbursement of any unused portion of the Binney TI Allowance. In no event shall any unused Binney TI Allowance entitle Tenant to a credit against Rent payable under the Existing Lease.
8.    Amended Lease Provisions after Partial Lease Termination. From and after the Partial Lease Termination, Sections 2-13 and 16-19 (inclusive) of the Fourth Amendment with respect to the Binney Premises and Sections 14-15 (inclusive) shall be of no further force and effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease. In furtherance of the foregoing, the Existing Lease shall be amended as follows:
a.    The term “Premises” as used in the Lease, shall mean and refer to the Bent Premises and shall exclude the Binney Premises. Exhibit A of the Fourth Amendment shall be deemed deleted in its entirety.
b.    The Rentable Area of the Premises shall be approximately 104,678 square feet, subject to adjustment pursuant to the terms of the Lease.
c.    The term “Common Area” shall exclude the Binney Building Common Area.
d.    The term “Permitted Use” shall exclude the Binney Permitted Use.
e.    The term “Security Deposit” shall exclude the Binney Security Deposit.
f.    The term “Rooftop Installation Area” shall exclude the Binney Rooftop Installation Area. Exhibit N-1 of the Fourth Amendment shall be deemed deleted in its entirety.
g.    All references in the Existing Lease to the phrase “and/or Binney Building, as applicable,” and the phrase “and/or Binney Project, as applicable” (as set forth in Section 19 of the Fourth Amendment) shall be deleted.
h.    Tenant’s non-exclusive license to use parking spaces in the parking facilities shall be reduced by the fifty-two (52) spaces relating exclusively to the Binney Premises.
i.    Article 14 (Right of First Refusal – Binney Building Fourth (4th) Floor) of the Fourth Amendment shall be deleted in its entirety.
j.    Article 15 (Right of First Offer – Binney Building Fifth (5th) Floor) of the Fourth Amendment shall be deleted in its entirety.
9.    Security Deposit. For the avoidance of doubt, the Binney Security Deposit shall be released by Landlord after the Surrender Date in accordance with the terms of the Existing Lease, and the Bent Security Deposit shall remain in full force and effect.

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10.    Reservation of Rights. Notwithstanding any Partial Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any uncured default (whether or not notice has been given) of Tenant under the Lease with respect to the Binney Premises existing as of the Partial Lease Termination.
11.    Release of Rights and Obligations. As of Partial Lease Termination, (a) Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease with respect to the Binney Premises arising from and after Partial Lease Termination, and (b) Tenant shall have no further obligations with respect to the Binney Premises, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease.
12.    Quitclaim. To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Binney Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Binney Premises as of the Partial Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.
13.    No Transfer. As of the Execution Date, Tenant represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or its interest therein with respect to the Binney Premises, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Binney Premises that will not be timely paid.
14.    Broker. Each party represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Agreement other than CBRE | New England (“Broker”), and agrees to reimburse, indemnify, save, defend (at the indemnified party’s option and with counsel reasonably acceptable to the indemnified party, at the indemnifying party’s sole cost and expense) and hold harmless the other party for, from and against any and all cost or liability for compensation claimed by any other broker or agent employed or engaged by it or claiming to have been employed or engaged by it. Broker is not entitled to any fee or commission in connection with this Agreement.
15.    No Default. As of the Execution Date, each of Landlord and Tenant represent, warrant and covenant to the other that, to the best of its knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
16.    Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Momenta Pharmaceuticals, Inc.
301 Binney Street

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Cambridge, Massachusetts 02141
Attn: Alejandra Carvajal, Vice President and Deputy General Counsel
Email: acarvajal@momentapharma.com

With a copy to:

Momenta Pharmaceuticals, Inc.
301 Binney Street
Cambridge, Massachusetts 02141
Attn: Scott Storer, Senior Vice President and Chief Financial Officer
Email: sstorer@momentapharma.com

Momenta Pharmaceuticals, Inc.
301 Binney Street
Cambridge, Massachusetts 02141
Attn: Robert Vassallo, Associated Director, Site Services
Email: bvassallo@momentapharma.com

17.    Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors, assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment and subletting.
18.    Effect of Agreement. Except as modified by this Agreement, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Agreement and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
19.    Authority. Tenant guarantees, warrants and represents that the execution and consummation of this Agreement have been duly authorized by all appropriate company action, and the individual or individuals signing this Agreement have the power, authority and legal capacity to sign this Agreement on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
20.    Voluntary Agreement. The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.
21.    Counterparts; Facsimile and PDF Signatures. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed Massachusetts instrument as of the day herein above first written.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By: /s/ Marie Lewis
Name: Marie Lewis
Title: Vice President, Legal

TENANT:

MOMENTA PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ Craig A. Wheeler
Name: Craig A. Wheeler
Title: President and Chief Executive Officer